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Ex1.6                                                              Exhibit 10.29

                                                  June 1, 1999

Mr. Jerry Little
12101 Wolf Valley Drive
Clifton, VA  21024
                           Re:  Employment Agreement

Dear Jerry:

It is my pleasure to welcome you to Precision Auto Care, Inc. ("PACI" or the "Company") and to extend this formal offer of employment. You will assume the role of Senior Vice President and Chief Financial Officer. Your employment with PACI will commence June 1, 1999, and you will be compensated at an monthly rate of $20,000 per month. As a full-time associate of PACI, you are eligible to participate in the bonus plans of the Company and shall be able to participate in retirement, group insurance, medical, dental, vacation and any other programs available to executive employees of the Company. While you are permitted to retain your relationships with other companies, you agree to devote a substantial portion of your time to the Company.

Pursuant to the terms of the Company's existing Stock Option Plan, a copy is attached hereto, you shall be granted non-qualified stock options to purchase 35,000 shares of common stock of the Company. Subject to the terms and conditions of the Stock Option Plan, the grant date shall be June 1, 1999, at the closing price set for the Company's common stock on the NASDAQ National Market. The vesting schedule shall be contingent upon 17,500 shares vesting upon completion of the fiscal year end audit and filing of the 10K for the period ending June 30, 1999. The balance of 17,500 shares shall vest upon satisfactory completion of the installation of the Platinum system for all of the Company's principal business units. Ernst & Young will render an opinion as to the successful completion of the Platinum installation.

The Company agrees to reimburse you for any and all reasonable expenses incurred in discharging your responsibilities as Chief Financial Officer. Either party may terminate this employment agreement by tendering 90 day notice; provided, however, that the employee shall be entitled to retain any vested options.

We are excited that you will become a part of the Precision Auto Care team.

                                                   Sincerely,

                                                   Charles L. Dunlap
                                                   President and
                                                   Chief Executive Officer
Attachment

cc:  Lynn Caruthers (w/o attachs)
     Pam Mazza (w/o attachs)